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Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
TCSI Corporation
by
Rocket Acquisition Sub, Inc.,
a wholly owned subsidiary of
Rocket Software, Inc.
at
$0.52 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON
TIME, ON WEDNESDAY, DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined in this Offer to Purchase) is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 2002 (the "Merger Agreement"), by and among Rocket Software, Inc., a Delaware corporation ("Rocket"), Rocket Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Rocket (the "Purchaser"), and TCSI Corporation, a Nevada corporation ("TCSI"), pursuant to which, following the purchase by the Purchaser of shares of TCSI common stock, par value $0.10 per share, in the Offer and the satisfaction or waiver of each of the conditions to the Offer set forth in the Merger Agreement, the Purchaser will be merged with and into TCSI (the "Merger"), with TCSI surviving the Merger as a wholly owned subsidiary of Rocket. As a result of the Merger, each outstanding share of TCSI common stock (other than shares owned by Rocket, the Purchaser, TCSI or any wholly owned subsidiary of Rocket or TCSI, or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Nevada law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

        TCSI's board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereto are fair to and in the best interests of the stockholders of TCSI; and (ii) approved and adopted the Merger Agreement and authorized and approved the Merger and the transactions contemplated thereby.

        Accordingly, the TCSI board of directors unanimously recommends that the stockholders of TCSI tender their shares of TCSI common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of TCSI that may be called to consider such adoption.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) a number of shares of TCSI common stock that, when added to the number of shares of TCSI common stock owned by Rocket, represent at least ninety percent (90%) of the shares of TCSI common stock issued and outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        A summary of the principal terms of Offer appears on pages 1 to 6. You should read this entire document carefully before deciding whether to tender your shares in the Offer.

November 19, 2002

IMPORTANT

        Any stockholder of TCSI who desires to tender all or any portion of such stockholder's shares of TCSI common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Equiserve Trust Company, N.A. (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer, or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of TCSI with shares of TCSI common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

        Any stockholder of TCSI who desires to tender shares of TCSI common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase.

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street
New York, New York 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 357-0560

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		1
INTRODUCTION		7
THE TENDER OFFER		9
1.	Terms of the Offer	9
2.	Procedures for Tendering Shares of TCSI Common Stock in the Offer	11
3.	Withdrawal Rights	15
4.	Acceptance for Payment and Payment for Shares of TCSI Common Stock	16
5.	Certain United States Federal Income Tax Consequences	17
6.	Price Range of Shares of TCSI Common Stock; Dividends on Shares of TCSI Common Stock	18
7.	Effect of the Offer on the Market for Shares of TCSI Common Stock; Nasdaq Listing of Shares of TCSI Common Stock; Exchange Act Registration of Shares of TCSI Common Stock; Margin Regulations	19
8.	Certain Information Concerning TCSI	21
9.	Certain Information Concerning the Purchaser and Rocket	21
10.	Source and Amount of Funds	22
11.	Background of the Offer	23
12.	Purpose of the Offer; Plans for TCSI; The Merger Agreement	24
13.	Certain Conditions to the Offer	39
14.	Certain Legal Matters	41
15.	Fees and Expenses	43
16.	Miscellaneous	43
SCHEDULE I Directors and Executive Officers of the Purchaser and Rocket		S-1

i

SUMMARY TERM SHEET

        We are Rocket Acquisition Sub, Inc., and we are making an offer to purchase all of the outstanding shares of common stock of TCSI Corporation. The following are some of the questions you, as a stockholder of TCSI, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other Sections of this Offer to Purchase to direct you to the Sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my TCSI shares?

        Our name is Rocket Acquisition Sub, Inc. We are a Nevada corporation organized as a wholly owned subsidiary of Rocket Software, Inc. for the sole purpose of making a tender offer for the outstanding shares of common stock of TCSI. Rocket is an independent software development corporation providing a broad spectrum of integrated, value added software development, and support services to leading original equipment manufacturers (OEMs) and directly to corporate customers worldwide. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Rocket) of this Offer to Purchase for more information about Rocket and us.

How many shares of TCSI common stock are you offering to purchase?

        We are making an offer to purchase all of the outstanding shares of common stock of TCSI. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of TCSI common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

        We are offering to pay $0.52 per share, net to you, in cash (without interest) for each of your shares of TCSI common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of TCSI common stock that you are offering to purchase?

        Yes. Our parent company, Rocket Software, Inc., will contribute to us sufficient funds to pay for all of the shares of TCSI common stock that are accepted for payment by us in the offer and to make any payments for all of the shares of TCSI common stock that are not purchased in our offer and that will be converted into the right to receive $0.52 per share in cash in the merger described below, following the successful completion of our offer. Rocket expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned upon any financing arrangements or financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of TCSI common stock in your offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of TCSI common stock in our offer because:

  •
  cash is the only consideration that we are paying to the holders of TCSI common stock in connection with our ul offer;
  •
  we are offering to purchase all of the outstanding shares of TCSI common stock in our offer;
  •
  our offer is not subject to any financing arrangements or financing contingencies; and
  •
  Rocket has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of TCSI common stock in our offer and the merger described below.

        See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of TCSI common stock in your offer?

        Unless we extend our offer, you will have until 12:00 midnight, Boston time, on Wednesday, December 18, 2002, to tender your shares of TCSI common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 1 (Terms of the Offer) and Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase.

Under what circumstances can or must you extend your offer?

        We are permitted to (but not required to) extend our offer beyond its initial expiration date of Wednesday, December 18, 2002. We may, without the consent of TCSI or any other person, extend our offer, if at the scheduled or extended expiration date of our offer any of the conditions to the offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, or for any period that may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to our offer, subject in each case to any right TCSI may have to terminate the Agreement and Plan of Merger, dated as of November 12, 2002, by and among Rocket, TCSI and us (the "Merger Agreement"). If, at any scheduled expiration date of our offer, the Minimum Condition shall not have been satisfied or the certain other conditions have been met, then at the request of TCSI we will extend our offer from time to time, subject to any right of ours, Rocket's or TCSI to terminate the Merger Agreement pursuant to the terms thereof.

        See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

        At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

        If we extend our offer, we will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Boston time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

What are the most significant conditions to your offer?

        We are not obligated to purchase any shares of TCSI common stock that are tendered in our offer unless, prior to the expiration of our offer (as it may be extended), there are validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) a number of shares of TCSI common stock that, when added to the number of shares of TCSI common stock owned by Rocket, represent at least ninety percent (90%) of the shares of TCSI common stock issued and outstanding on a fully diluted basis (the "Minimum Condition"). Notwithstanding the foregoing, if more than fifty percent (50%) but less than ninety percent (90%) of the then-outstanding shares of TCSI common stock are tendered pursuant to our offer and not withdrawn, we will, under certain circumstances described in this Offer to Purchase, amend the terms of our offer to reduce the number of shares of TCSI common stock subject to our offer to fifty and one-tenth percent (50.1%) of the outstanding shares (the "Revised Minimum Number"). If the number of shares of TCSI common stock subject to our offer is reduced, we will reduce the amount of shares we will purchase from you by the same proportion we reduce the amount purchased from all other tendering stockholders. If the subsequent merger between us and TCSI occurs, you will receive the offer price as the merger consideration, subject to your right, if any, under Nevada law to dissent and demand the fair value of your shares for your shares that were either not tendered or tendered but not purchased in our offer.

        Our offer is not subject to any financing arrangements or financing contingencies, but it is subject to a number of other conditions, including with respect to the accuracy of TCSI's representations and warranties in the merger agreement, TCSI's compliance with its covenants set forth in the merger agreement and the absence of certain material adverse effects on TCSI. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

        Without TCSI's consent, we can waive any condition to our offer, other than the Minimum Condition or the Revised Minimum Number.

How do I tender my shares of TCSI common stock in your offer?

        To tender all or any portion of your shares of TCSI common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Equiserve Trust Company, N.A., or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer), prior to the expiration of our offer.

        If you hold your shares of TCSI common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of TCSI common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

        If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Stock Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of TCSI common stock in this manner, however, the Depositary must receive the required items within such three trading day period. See Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase for more information.

May I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

        Yes. You may withdraw some or all of the shares of TCSI common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by January 18, 2003 you may withdraw them at any time after January 18, 2003. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

        To withdraw any shares of TCSI common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has TCSI's board of directors approved your offer?

        Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 2002, by and among Rocket, TCSI and us. TCSI's board of directors has, by the unanimous approval of all of its members:

  •
  determined that the Merger Agreement and the transactions contemplated thereto are fair to and in the best interests of, the stockholders of TCSI; and
  •
  approved and adopted the Merger Agreement and authorized and approved the Merger and the transactions contemplated thereby.

        Accordingly, TCSI's board of directors unanimously recommends that you accept our offer and tender your shares of TCSI common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

        The factors considered by TCSI's board of directors in making the determinations and the recommendation described above are described in TCSI's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of TCSI with this Offer to Purchase.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of TCSI common stock in your offer?

        If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into TCSI. As a result of that merger, (i) all of the outstanding shares of TCSI common stock that are not tendered in our offer, other than shares that are owned by Rocket, TCSI or us and any shares that are owned by stockholders who have properly and validly exercised dissenters' rights under Nevada law in respect of their shares, will be canceled and converted into the right to receive $0.52 in cash and (ii) all of our issued and outstanding shares of capital stock that are owned by Rocket will be converted into a number of shares of TCSI common stock equal to the number of shares of TCSI common stock (excluding any shares of TCSI common stock then held by TCSI or any wholly owned subsidiary of TCSI or held in TCSI's treasury) issued and outstanding immediately prior to the completion of the merger, as a result of which Rocket will own all of the issued and outstanding shares of TCSI.

        Our obligation to merge with TCSI following the successful completion of our offer is conditioned on the requisite adoption of the merger agreement by TCSI's stockholders under Nevada law having been obtained and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer, we will hold a sufficient number of shares of TCSI common stock to ensure that we will obtain the requisite adoption of the merger agreement by TCSI stockholders under Nevada law to complete the merger.

If you successfully complete your offer, what will happen to TCSI's board of directors?

        If we successfully complete our offer, under the merger agreement we are entitled to designate a number of individuals who will become directors of TCSI and would comprise a majority of the members of TCSI's board of directors. In such case, TCSI has agreed to take all action necessary to ensure that our designees are elected or appointed to its board of directors. Therefore, if we successfully complete our offer, we will obtain control over the management of TCSI shortly thereafter. However, we have agreed in the merger agreement that we and TCSI will use commercially reasonable efforts to ensure that at least two of the members of TCSI's board of directors, at all times prior to the completion of the merger, are individuals who were directors of TCSI. After the election or appointment of the directors designated by us to TCSI's board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of a majority of the individuals who were directors of TCSI will be required to take any action with respect to (i) any amendment, or waiver of any term or condition, of the Merger Agreement or TCSI's Articles of Incorporation or Bylaws, (ii) any termination of the Merger Agreement by TCSI, (iii) any extension by TCSI of the time for the performance of any of the obligations or other acts of us or Rocket or waiver or assertion of any of TCSI's rights under the Merger Agreement, and (iv) any other consent or action by the board of directors of TCSI with respect to the Merger Agreement or our offer. See Section 12 (Purpose of the Offer; Plans for TCSI; The Merger Agreement) of this Offer to Purchase for more information.

If I decide not to tender my shares of TCSI common stock in your offer, how will your offer affect my shares?

        If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer, subject to your right to pursue your dissenters' rights under Nevada law. Therefore, if we complete the merger, unless you perfect your dissenters' rights under Nevada law, the only difference to you between tendering your shares for payment in our offer and not doing so is that you will be paid earlier if you have tendered your shares for payment.

        Until such time, if ever, as we complete the merger, the number of stockholders of the Purchaser and the number of shares of TCSI common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of TCSI common stock may no longer be eligible to be traded on the Nasdaq SmallCap Market or any other securities exchange, and TCSI may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Shares of TCSI Common Stock; Nasdaq Listing of Shares of TCSI Common Stock; Exchange Act Registration of Shares of TCSI Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer; Plans for TCSI; The Merger Agreement) of this Offer to Purchase for more information.

Are dissenters' rights available in either your offer or the merger?

        Dissenters' rights are not available in connection with our offer. If you choose not to tender your shares of TCSI common stock in our offer, however, and we purchase shares of TCSI common stock in our offer, dissenters' rights will be available to you in connection with our merger with TCSI. If you choose to exercise your dissenters' rights in connection with the merger, and you comply with the applicable requirements under Nevada law, you will be entitled to payment for your shares based on the fair value of your shares. This value may be more or less than the $0.52 per share that we are offering to pay you for your shares in the offer. See Section 12 (Purpose of the Offer; Plans for TCSI; The Merger Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of TCSI common stock accepted for payment in your offer?

        The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having his shares of TCSI common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer (or converted into cash in the merger). See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of TCSI common stock?

        On November 12, 2002, the last trading day before Rocket and TCSI announced that they had entered into the merger agreement, the last sale price of shares of TCSI common stock reported on the Nasdaq SmallCap Market was $0.321 per share; therefore, the offer price of $0.52 per share represents a premium of approximately 62.5% over the closing price of the TCSI shares before announcement of the merger agreement. On November 18, 2002, the last full trading day prior to the commencement of our offer, the last sale price of shares of TCSI common stock reported on the Nasdaq SmallCap Market was $0.51 per share. We advise you to obtain a recent quotation for shares of TCSI common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of TCSI Common Stock; Dividends on Shares of TCSI Common Stock) of this Offer to Purchase for more information.

Who can I contact if I have questions about your offer?

        You should contact our Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

Georgeson Shareholder Communications Inc.
17 State Street
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 357-0560

To: The Holders of Common Stock of TCSI Corporation:

INTRODUCTION

        Rocket Acquisition Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of Rocket Software, Inc., a Delaware corporation ("Rocket"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.10 per share, of TCSI Corporation, a Nevada corporation ("TCSI"), at a price of $0.52 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

        Tendering TCSI stockholders whose shares of TCSI common stock are registered in their own names and who tender their shares directly to Equiserve Trust Company, N.A., which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the sale of shares in the Offer. A stockholder of TCSI who holds shares of TCSI common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer.

        The Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 2002, by and among Rocket, the Purchaser and TCSI (the "Merger Agreement") pursuant to which, following the purchase by the Purchaser of shares of TCSI common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into TCSI (the "Merger"), with TCSI surviving the Merger as a wholly owned subsidiary of Rocket. As a result of the Merger, each outstanding share of TCSI common stock (other than shares owned by Rocket, the Purchaser, TCSI or any wholly owned subsidiary of Rocket or TCSI, or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Nevada law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer; Plans for TCSI; The Merger Agreement) of this Offer to Purchase for more information.

        TCSI's board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereto are fair to and in the best interests of the stockholders of TCSI; and (ii) approved and adopted the Merger Agreement and authorized and approved the Merger and the transactions contemplated thereby.

        Accordingly, the TCSI board of directors unanimously recommends that the stockholders of TCSI tender their shares of TCSI common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of TCSI that may be called to consider such adoption.

        The factors considered by TCSI's board of directors in making the determinations and the recommendation described above are described in TCSI's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of TCSI with this Offer to Purchase.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) a number of shares of

TCSI common stock that, when added to the number of shares of TCSI common stock owned by Rocket, represent at least ninety percent (90%) of the shares of TCSI common stock issued and outstanding on a fully diluted basis (the "Minimum Condition"). If more than fifty percent (50%) but less than ninety percent (90%) of the then-outstanding shares of TCSI common stock are tendered pursuant to the Offer and not withdrawn, the Purchaser will, under certain circumstances described in the Merger Agreement, amend the terms of the Offer to reduce the number of shares of TCSI common stock subject to the Offer to fifty and one-tenth percent (50.1%) of the outstanding shares. The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Completion of the Merger is subject to the satisfaction of a number of conditions, including (i) the purchase of shares of TCSI common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCSI common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of TCSI common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of TCSI common stock after purchasing shares in the Offer, under applicable law, the Purchaser and Rocket will be able to complete the Merger without obtaining the adoption of the Merger Agreement by the remaining holders of TCSI common stock who have not tendered their shares of TCSI common stock in the Offer. In such event, under the terms of the Merger Agreement, Rocket, the Purchaser and TCSI have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the successful completion of the Offer. See Section 12 (Purpose of the Offer; Plans for TCSI; The Merger Agreement) of this Offer to Purchase for more information.

        TCSI has informed the Purchaser that, as of November 8, 2002, there were: (i) 20,555,248 shares of TCSI common stock issued and outstanding; (ii) 64,109 shares of TCSI common stock subject to outstanding options with exercise prices per share equal to or less than the Offer Price; (iii) 2,049,908 shares of TCSI common stock subject to outstanding options with exercise prices per share greater than the Offer Price; and (iv) 25,000 shares of TCSI common stock subject to outstanding warrants to purchase shares of TCSI common stock from TCSI, all of which warrants have exercise prices greater than the Offer Price. Based upon the foregoing and assuming the exercise of all 64,109 outstanding options to purchase shares of TCSI common stock with exercise prices per share equal to or less than the Offer Price, the Minimum Condition will be satisfied if at least 20,424,839 shares of TCSI common stock are validly tendered and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of TCSI common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual number of shares and options outstanding prior to the Expiration Date.

        Certain U.S. federal income tax consequences of the sale of shares of TCSI common stock in the Offer and the conversion of shares of TCSI common stock into cash pursuant to the Merger are described in Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

        If, between the date of the Merger Agreement and the date on which any particular share of TCSI common stock is accepted for payment in the Offer, the outstanding shares of TCSI common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price will be appropriately adjusted to reflect such change or transaction.

        This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of TCSI common stock that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means 12:00 midnight, Boston time, on Wednesday, December 18, 2002, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

        Subject to the terms of the Merger Agreement Rocket and the Purchaser expressly reserve the right to waive any of the conditions to the Offer (except that Rocket and the Purchaser may not waive the Minimum Condition or the Revised Minimum Number except with the consent of TCSI or as and to the extent provided in the Merger Agreement), to increase the price per share payable in the Offer and to make any other change or changes in the terms or conditions of the Offer, including, without limitation, extending the Expiration Date, except that, without the consent of TCSI, Rocket and the Purchaser shall not (i) reduce the number of shares of TCSI common stock subject to the Offer, (ii) reduce the Offer Price, (iii) imposes new conditions to the Offer in addition to those described in Section 13 of this Offer to Purchase or modify such conditions (other than to waive any such conditions to the extent permitted by the Merger Agreement), (iv) extend the Offer except as provided for in the Merger Agreement, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse to the holders of TCSI common stock.

        If by 12:00 midnight, Boston time, on Wednesday, December 18, 2002 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the obligations of Purchaser described in the last sentence of this paragraph and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of TCSI common stock that have been validly tendered and not properly withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of TCSI common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not properly withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the Merger Agreement, amend the Offer or (iv) terminate the Merger Agreement and the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of TCSI common stock and return all previously tendered shares to the owners of such shares. Additionally, under certain circumstances described in the Merger Agreement, the Purchaser shall, at the direction of TCSI, either (i) extend the Offer in accordance with the terms of the Merger Agreement or (ii) amend the Offer to provide that, in the event (1) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any shares of TCSI's common stock theretofore acquired by Purchaser) and (2) the number of shares of TCSI's common stock tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than fifty percent (50%) of the then outstanding shares of TCSI's common stock, Purchaser shall reduce the number of shares subject to the offer to fifty and one-tenth (50.1%) of the shares of TCSI's common stock and purchase such shares.

        The rights reserved by the Purchaser by the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Boston time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of shares of TCSI common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

        Under no circumstances will interest be paid on the Offer Price for tendered shares of TCSI common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following a material change in the terms of such Offer or information concerning such Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

        Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraphs of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of TCSI common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of shares of TCSI common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of TCSI common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of TCSI common stock that were validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of shares of TCSI common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

        Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of TCSI common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of TCSI common stock that are validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of TCSI common stock that were validly tendered in the Offer, no later than 9:00 a.m., Boston time, on the next business day after the

Expiration Date and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of TCSI common stock as they are tendered during the subsequent offering period.

        The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

        TCSI has provided the Purchaser with a list and security position listings of TCSI's stockholders for the purpose of disseminating the Offer to holders of shares of TCSI common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of TCSI common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of TCSI's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of TCSI common stock.

2.    Procedures for Tendering Shares of TCSI Common Stock in the Offer

  Valid Tender

        For a stockholder to validly tender shares of TCSI common stock in the Offer:

  •
  the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;
  •
  in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer", (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date; or
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  the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date.

        The valid tender of shares of TCSI common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

        The method of delivery of shares of TCSI common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of TCSI common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation as described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer

        The Depositary will establish an account with respect to the shares of TCSI common stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of TCSI common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of TCSI common stock that such participant has received the Letter of Transmittal, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

        Although delivery of shares of TCSI common stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal that is being returned with shares of TCSI common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of TCSI common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on such Letter of Transmittal or (ii) shares of TCSI common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which we sometimes refer to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of TCSI common stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of TCSI common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of TCSI common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of TCSI common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

  Guaranteed Delivery

        If a stockholder desires to tender shares of TCSI common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of TCSI common stock if all the following conditions are met:

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  such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");
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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and
  •
  either (i) the certificates representing tendered shares of TCSI common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer", (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the Nasdaq Stock Market is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

  Other Requirements

        Notwithstanding any provision hereof, in all cases payment for shares of TCSI common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

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  certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

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  the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal (as described above under the caption "Book-Entry Transfer"); and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of TCSI common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of TCSI common stock being tendered in the Offer are actually received by the Depositary.

        Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of TCSI common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

  Appointment

        By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal (as described above under the caption "Book-Entry Transfer"), a stockholder tendering shares of TCSI common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of TCSI common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of TCSI common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of TCSI common stock being tendered. Such appointment will be effective if, when, and only to the extent that, the Purchaser accepts for payment the shares of TCSI common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of TCSI common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of TCSI common stock and other securities or rights in respect of any annual, special or adjourned meeting of TCSI's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of TCSI common stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of TCSI common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of TCSI common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of TCSI common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of TCSI common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Rocket, TCSI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

  Backup Withholding

        In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of TCSI common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 30%. All stockholders tendering shares of TCSI common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.    Withdrawal Rights

        Except as otherwise provided in this Section 3, tenders of shares of TCSI common stock in the Offer are irrevocable. Shares of TCSI common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date (as it may be extended), and shares that are tendered may also be withdrawn at any time after January 18, 2003 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

        For a withdrawal of shares of TCSI common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an

Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Rocket, TCSI, the Depositary for the Offer, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of shares of TCSI common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 hereof.

4.    Acceptance for Payment and Payment for Shares of TCSI Common Stock

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Purchaser will accept for payment, and will pay for, all shares of TCSI common stock validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of TCSI common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, payment for shares of TCSI common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer" a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

        Accordingly, stockholders tendering shares of TCSI common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

        The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of TCSI common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of TCSI common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of TCSI common stock have been accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for shares of TCSI common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of TCSI common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of TCSI common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

        If any shares of TCSI common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.    Certain United States Federal Income Tax Consequences

        The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the "IRC" in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of TCSI common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer or converted into cash in the merger, as the case may be.

        If shares of TCSI common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

        A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of TCSI common stock in the Offer may be subject to 30% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of TCSI common stock are accepted for payment in the Offer which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of TCSI Common Stock in the Offer) of this Offer to Purchase under the caption "Backup Withholding". Each stockholder that is tendering shares of TCSI common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

        If backup withholding applies to a stockholder that is tendering shares of TCSI common stock in the Merger, the Depositary is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the U.S. Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a U.S. federal income tax return.

        The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of TCSI common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of TCSI common stock who are subject to special tax treatment under the IRC—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of TCSI common stock in light of individual circumstances, such as holding shares of TCSI common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.    Price Range of Shares of TCSI Common Stock; Dividends on Shares of TCSI Common Stock

        Shares of TCSI common stock are listed on the Nasdaq SmallCap Market under the symbol "TCSI", and have been listed on the Nasdaq SmallCap Market at all times since June 4, 2002. Prior to such date, at all times relevant to the table below, shares of TCSI common stock were listed on the Nasdaq National Market System. The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of TCSI common stock on the Nasdaq National Market System or the Nasdaq National SmallCap Market, as applicable.

	High	Low
Fiscal Year Ended December 31, 2000:
First Quarter	$7.00	$2.31
Second Quarter	3.44	1.75
Third Quarter	2.13	1.53
Fourth Quarter	1.75	0.75
Fiscal Year Ended December 31, 2001:
First Quarter	$2.03	$0.91
Second Quarter	1.35	0.75
Third Quarter	1.21	0.52
Fourth Quarter	0.87	0.53
Fiscal Year Ending December 31, 2002:
First Quarter	$0.81	$0.50
Second Quarter	0.95	0.43
Third Quarter	0.60	0.32
Fourth Quarter (through November 12, 2002)	0.39	0.30

        On November 12, 2002, the last trading day before Rocket and TCSI announced that they had entered into the Merger Agreement, the last sale price of shares of TCSI common stock reported on the Nasdaq SmallCap Market was $0.321 per share; therefore, the Offer Price of $0.52 per share represents a premium of approximately 62.5% over the last closing price of the TCSI shares before announcement of the Merger Agreement. On November 18, 2002, the last full trading day prior to the commencement of the Offer, the last sale price of shares of TCSI common stock reported on the Nasdaq SmallCap Market was $0.51 per share. Stockholders are urged to obtain current market quotations for shares of TCSI common stock before making a decision with respect to the Offer.

        TCSI has not declared nor paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, TCSI is not permitted to declare or pay dividends in respect of shares of its common stock.

7.    Effect of the Offer on the Market for Shares of TCSI Common Stock; Nasdaq Listing of Shares of TCSI Common Stock; Exchange Act Registration of Shares of TCSI Common Stock; Margin Regulations

  Effect of the Offer on the Market for Shares of TCSI Common Stock

        The purchase of shares of TCSI common stock in the Offer will reduce the number of holders of shares of TCSI common stock and the number of shares of TCSI common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of TCSI common stock held by the public.

  Nasdaq Listing of Shares of TCSI Common Stock

        Rocket intends to cause all shares of TCSI common stock to be delisted from the Nasdaq SmallCap Market promptly upon completion of the Merger.

        Even if the Merger is not completed, whether or not shares of TCSI common stock are accepted for payment in the Offer, TCSI may no longer meet the requirements for continued listing on the Nasdaq Small Cap Market. The SmallCap Market has a number of requirements for continued listing, including the requirement that an issuer's stock maintain a minimum "bid" price of more than $1.00 per share. The minimum bid price of TCSI's common stock has not exceeded $1.00 per share within the grace period which ended on August 13, 2002. In a letter dated August 14, 2002, Nasdaq informed TCSI that it had until February 10, 2003 in which to regain compliance with the minimum bid price requirements. If, at the expiration of this additional grace period TCSI failed to demonstrate compliance it is likely that the shares will be delisted from the SmallCap Market. If, as a result of the purchase of shares of TCSI common stock in the Offer or otherwise, the shares of TCSI common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Small Cap Market or are delisted from Nasdaq altogether, the market for shares of TCSI common stock will be adversely affected.

        If Nasdaq were to delist shares of TCSI common stock, it is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for shares of TCSI common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

        If TCSI common stock were to be delisted and its market price were to remain below $1.00, it may be deemed a penny stock, subjecting the TCSI shares to additional sales practices of broker-dealers who sell TCSI common stock. As a result, some brokers may not effect TCSI transactions, which could have an adverse effect on the liquidity of the TCSI shares.

  Exchange Act Registration of Shares of TCSI Common Stock

        TCSI common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of TCSI to the Securities and Exchange Commission if shares of TCSI common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of TCSI common stock under the Exchange Act would reduce the information required to be furnished by TCSI to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to TCSI, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of TCSI's stockholders and the related requirement of furnishing an annual report to TCSI's stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of TCSI and persons holding restricted securities of TCSI to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if TCSI common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause TCSI to apply for termination of registration of TCSI common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

  Margin Regulations

        Shares of TCSI common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which we sometimes refer to as the "Federal Reserve Board" in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of TCSI common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of TCSI common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning TCSI

  General

        TCSI was organized in 1983 as a Nevada corporation, and has its principal offices located at 1080 Marina Village Parkway, Alameda, California 94501. TCSI's telephone number at that address is (510) 749-8500. TCSI is a provider of integrated software products and services for the global telecommunications ("telecom") industry. TCSI's solutions enable telecom service providers, original equipment manufacturers and systems integrators to rapidly deploy and manage telecom network infrastructure and services.

  Available Information

        TCSI is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning TCSI's directors and executive officers, their remuneration, stock options and other matters, the principal holders of TCSI's securities and any material interest of such persons in transactions with TCSI is required to be disclosed in TCSI's proxy statements distributed to TCSI's stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

        Except as otherwise stated in this Offer to Purchase, the information concerning TCSI contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and Rocket do not have any knowledge that any such information is untrue, neither the Purchaser nor Rocket takes any responsibility for the accuracy or completeness of such information or for any failure by TCSI to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning the Purchaser and Rocket

        The Purchaser is a Nevada corporation and a wholly owned subsidiary of Rocket. The Purchaser was organized by Rocket to acquire TCSI and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Rocket. The principal office of the Purchaser is located at the same address as Rocket's principal office listed below, and its telephone number at that address is the same telephone number as Rocket's telephone number listed below.

        Rocket is a Delaware corporation with its principal offices located at 2 Apple Hill Drive, Natick, Massachusetts 01760, and its telephone number at that address is 508-655-4321. Rocket is an independent software development corporation providing a broad spectrum of integrated, value added software development, and support services to leading original equipment manufacturers (OEMs) and directly to corporate customers worldwide. Rocket Software's technology portfolio complements and extends strategic OEM offerings in the areas of data management, business intelligence, IT security, network and application management, storage management, and mobile and PC support

        All Rocket brand and product names are trademarks or registered trademarks of Rocket Software, Inc., in the United States and other countries. This Offer to Purchase may also contain additional trade names, trademarks and service marks of other companies. Rocket does not intend its use or display of other parties' trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other parties.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Rocket are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser, Rocket or, to the best knowledge of the Purchaser and Rocket, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase, none of the Purchaser, Rocket or, to the knowledge of the Purchaser and Rocket, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Rocket, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of TCSI, and none of the Purchaser, Rocket or, to the knowledge of the Purchaser and Rocket, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of TCSI during the past 60 days.

        Rocket beneficially owns 100,000 shares of common stock of TCSI; Johan Magnusson beneficially owns 101,000 shares; and Andy Youniss beneficially owns 6,000 shares.

        Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Rocket with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Rocket, any of their respective subsidiaries or, to the knowledge of the Purchaser and Rocket, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and TCSI or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) none of the Purchaser, Rocket or, to the knowledge of the Purchaser and Rocket, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of TCSI.

10.  Source and Amount of Funds

        The Offer is not conditioned on any financing arrangements or financing contingencies.

        The total amount of funds required by the Purchaser to pay for all outstanding shares of TCSI common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses incurred by Rocket and Purchaser related to the Offer and the Merger is estimated to be approximately $11.5 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Rocket, either directly or through one or more wholly owned subsidiaries of Rocket, to the Purchaser. Rocket expects to use its cash on hand and cash equivalents to make this contribution.

        The Purchaser believes that the financial condition of Rocket and its affiliates is not material to a decision by a holder of shares of TCSI common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of TCSI common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of TCSI common stock in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies, and (iv) Rocket has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of TCSI common stock in the Offer and the Merger.

11.  Background of the Offer

  Background

        From time to time, Rocket considers various acquisition candidates based on, among other criteria, including financial metrics, and whether they have technologies that would complement Rocket's existing product portfolio. As TCSI is a leading provider of software solutions to telecommunications equipment manufacturers and telecommunications companies, the acquisition of TCSI would satisfy the foregoing criteria and would expand Rocket's presence in the telecommunications market.

        In early October, Johan Magnusson of Rocket placed an initial call to Ken Elmer indicating an interest in TCSI. The call was returned on October 18th by Brian Miloski, Vice President, Investment Banking with Gerard, Klauer and Mattison. Johan Magnusson had an initial discussion with Mr. Miloski and subsequently with Kenneth Elmer, the then-President of TCSI, regarding Rocket's preliminary interest in a possible acquisition of TCSI. Rocket and TCSI entered into a Nondisclosure Agreement, imposing mutual confidentiality obligations on each other in connection with the evaluation or pursuit of certain mutually beneficial business opportunities. Mr. Magnusson then visited with the company on October 21st and 22nd to conduct preliminary due diligence and interview Mr. Elmer and key employees of the company. During the following days, there were frequent discussions on the subject between representatives of Rocket and representatives of TCSI.

        On October 25, 2002, Rocket submitted to TCSI a non-binding indication of interest contemplating the acquisition by Rocket of TCSI for $0.52 per share in cash, or approximately $10.7 million. At that time, TCSI's stock was generally trading in the range of $0.31 to $0.33 per share.

        On October 28, 2002, TCSI provided an initial draft of the Merger Agreement to Rocket. Commencing on that date, Rocket and TCSI, and their respective counsel, discussed various aspects of the proposed transaction, and negotiated the terms of the Merger Agreement and related agreements. Such discussions and negotiations continued through November 12, 2002.

        On October 30, 2002, Ken Elmer of TCSI met with representatives of Rocket at Rocket's offices in Natick, Massachusetts, to continue discussions relating to a possible transaction between the two companies and to conduct preliminary due diligence with respect to Rocket. On November 4th, Andrew Youniss, CEO of Rocket met with representatives of TCSI and Gerard, Klauer and Mattison at TCSI's offices in Alameda, California

        On November 12, 2002, a telephonic meeting of the Board was held, wherein, after discussion, the Board determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of, the stockholders TCSI, adopted and approved the Merger Agreement, and recommended that the stockholders of TCSI accept the Offer and tender their Shares to the Purchaser. Also on November 12, 2002, Rocket's Board of Directors formally approved the proposed acquisition at a price of $0.52 per share.

        On the evening of November 12, 2002, TCSI, the Purchaser and Rocket entered into the Merger Agreement. In the evening of November 12, 2002, TCSI and Rocket issued a press release announcing the transaction.

  Reasons for Rocket Entering into the Merger Agreement

        On November 12, 2002, Rocket's board of directors approved the Merger Agreement and the transactions contemplated thereby. In approving the Merger Agreement, members of Rocket's board of directors consulted with Rocket's management and legal and financial advisors. The board considered, among other things, the following:

  •
  the strategic fit between Rocket and TCSI, including that TCSI's products in the areas of network management, service delivery and service assurance enables Rocket to expand its technology portfolio consistent with Rocket's strategy to enhance its position as a leading developer of enterprise class software solutions to major software OEM's;

  •
  the fact that Rocket has more than sufficient funds to internally fund the acquisition of TCSI and that no third-party financing would be required;

  •
  the opportunity for numerous synergies, including:

  (i)
  combining Rocket's customer base, marketing expertise, brand, direct and indirect distribution channels and geographical footprint with TCSI's;

  (ii)
  that Rocket's significantly greater financial and other resources could enhance TCSI's competitive position;

  (iii)
  potential cross-marketing opportunities;

  (iv)
  potential acceleration of new product development through combining the technical resources of TCSI with those of Rocket; and

  (v)
  the potential to reduce certain selling and marketing costs.

  •
  the reputation of TCSI's products in the marketplace and among leading industry analysts;

  •
  the aggregate amount of the termination fee and expense reimbursement fee, relative to other transactions, and the circumstances under which such fees would be paid to Rocket pursuant to the Merger Agreement;

  •
  the other provisions of the Merger Agreement, including the respective representations, warranties and covenants of the parties; and

  •
  the reasonable likelihood of the completion of the transactions contemplated by the Merger Agreement.

12.  Purpose of the Offer; Plans for TCSI; The Merger Agreement

  Purpose of the Offer

        The purpose of the Offer and Merger is to enable Rocket to acquire the entire equity interest in, and thus control of, TCSI. The Offer, as the first step in the acquisition of TCSI, is intended to facilitate the acquisition of all the outstanding shares of TCSI common stock or, if less, all shares of TCSI common stock that are tendered in the Offer and not properly withdrawn prior to the Expiration Date, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is to acquire any and all outstanding shares of TCSI common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

  Plans for TCSI

        If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of TCSI common stock that are tendered in the Offer, Rocket intends and will have the right to designate representatives to TCSI's board of directors who will constitute a majority of the board of directors and therefore control TCSI. Following successful completion of the Offer and the Merger, Rocket intends to integrate TCSI's operations with those of Rocket under the direction of Rocket management. Rocket's principal reason for acquiring TCSI is to expand its intellectual property product offerings. Rocket intends to continue to review TCSI and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

  The Merger Agreement

        The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Rocket in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning TCSI) of this Offer to Purchase.

  The Offer

        The Merger Agreement provides for the commencement of the Offer. The Purchaser's obligation to accept for payment shares of TCSI common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase, including the Minimum Condition. As used in the Merger Agreement, the term "Minimum Condition" means that there shall have been validly tendered prior to the expiration date of the Offer and not withdrawn a number of shares of TCSI common stock that, when added to the number of shares of TCSI common stock owned by Rocket or Purchaser, represent at least ninety percent (90%) of the shares of TCSI common stock issued and outstanding on a fully diluted basis. The Purchaser may not, without TCSI's prior written consent, make any change to the terms and conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of TCSI common stock sought in the Offer, (iv) imposes new conditions to the Offer in addition to those described in Section 13 of this Offer to Purchase, (v) extends the Offer except as provided for in the Merger Agreement and described below, (vi) amends or waives the Minimum Condition or (vii) is adverse to the holders of shares of TCSI common stock.

        The Purchaser may, without the consent of TCSI or any other person, extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions to the offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, or for any period that may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer, subject in each case to any right TCSI may have to terminate the Merger Agreement. If, at any scheduled expiration date of the Offer, the Minimum Condition shall not have been satisfied or the certain conditions set forth in paragraph 2(e) or 2(f) of Section 13 (Certain Conditions of the Offer) of this Offer to Purchase shall occur or exist, but at such scheduled expiration date the conditions set forth in paragraph 2(a), 2(b), 2(c), 2(d), or 2(g) of Section 13 (Certain

Conditions of the Offer) of this Offer to Purchase shall not have occurred or existed, then at the request of TCSI, the Purchaser shall extend the Offer from time to time, subject to any right of Rocket, the Purchaser or TCSI to terminate the Merger Agreement pursuant to the terms thereof.

        Additionally, subject to certain restrictions, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, the Purchaser shall, and Rocket shall cause the Purchaser to, at the direction of TCSI, either (x) extend the Offer as described above or (y) amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any shares of TCSI common stock theretofore acquired by Rocket or the Purchaser) and (ii) the number of shares of TCSI common stock tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding shares of TCSI common stock, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of shares of TCSI common stock subject to the Offer to 50.1% of the shares of TCSI common stock then outstanding (the "Revised Minimum Number") and purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that the Purchaser shall not in any event be required to accept for payment, or pay for, any shares of TCSI common stock if less than the Revised Minimum Number of shares are tendered pursuant to the Offer and not withdrawn at the expiration date).

        The Merger Agreement further provides that the Purchaser will, on the terms and subject to the conditions to the Offer, accept for payment, and pay for, all the shares of TCSI common stock that are validly tendered and not properly withdrawn in the Offer as promptly as practicable after the Expiration Date. If the Purchaser provides for an extension of the offering period, subject to the terms and conditions of the Merger Agreement, the Purchaser will accept for payment, and pay for, all shares of TCSI common stock that are validly tendered during the extension of the offering period as promptly as practicable after such shares are tendered.

  Appointment of Directors after Acceptance of Shares Tendered in the Offer

        The Merger Agreement provides that, effective upon the satisfaction of the Minimum Condition or the Revised Minimum Number, as the case may be, and the acceptance for payment of any shares of TCSI common stock in the Offer, Rocket shall be entitled to designate the number of directors, rounded up to the next whole number, on TCSI's board of directors that equals the product of (i) the total number of seats available on TCSI's board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction whose numerator is the aggregate number of shares of TCSI common stock then beneficially owned by Rocket or the Purchaser (including shares of TCSI common stock accepted for payment in the Offer), and whose denominator is the total number of shares of TCSI common stock then outstanding.

        The Merger Agreement further provides that promptly following a request by Rocket, TCSI must take all action necessary to cause the individuals designated by Rocket to be elected or appointed to TCSI's board of directors, including, if necessary, either increasing the size of TCSI's board of directors or securing the resignations of then-incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, TCSI will use its reasonable best efforts to cause the individuals so designated by Rocket to constitute substantially the same percentage (rounding up where appropriate) as is on TCSI's board of directors on each committee of TCSI's board of directors. The Merger Agreement requires that at all times until the completion of the Merger, Rocket and TCSI shall include at least two of the members of TCSI's board of directors to be individuals who were directors of TCSI on the date of the Merger Agreement (the "Continuing Directors"), provided, that, (i) if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Continuing Director for purposes of the Merger Agreement or (ii) if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of TCSI, or officers or affiliates of Rocket or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement, and in the case of either clause (i) or (ii) the Purchaser shall cause such person or persons to be elected to fill such vacancy or vacancies. The provisions of this paragraph are in addition to and shall not limit any rights which Rocket or the Purchaser or any of their affiliates may have as a holder or beneficial owner of shares of TCSI common stock as a matter of law with respect to the election of directors or otherwise.

        Notwithstanding anything in the Merger Agreement to the contrary, after the election or appointment of the directors designated by Rocket to TCSI's board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the Continuing Directors will be required to take any action with respect to (i) any amendment, or waiver of any term or condition, of the Merger Agreement or TCSI's Articles of Incorporation or Bylaws, (ii) any termination of the Merger Agreement by TCSI, (iii) any extension by TCSI of the time for the performance of any of the obligations or other acts of the Purchaser or Rocket or waiver or assertion of any of TCSI's rights under the Merger Agreement, and (iv) any other consent or action by the board of directors of TCSI with respect to the Merger Agreement or the Offer.

  The Merger

        The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger", the Purchaser will be merged with and into TCSI in accordance with the applicable provisions of Nevada law, TCSI will continue as the surviving corporation after the Merger and the separate corporate existence of the Purchaser will cease. This Offer to Purchase from time to time refers to TCSI, as it exists following the consummation of the merger, as the "Surviving Corporation".

  Certificate of Incorporation and Bylaws of the Surviving Corporation

        The Merger Agreement provides that upon the completion of the Merger, the Articles of Incorporation of the Surviving Corporation will be the Articles of Incorporation of the Purchaser as in effect immediately prior to the completion of the Merger. The bylaws of the Surviving Corporation will be the Bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

  Directors and Officers of the Surviving Corporation

        Under the terms of the Merger Agreement, upon the completion of the Merger, the initial directors of the Surviving Corporation will be the directors of the Purchaser immediately prior to the completion of the Merger, and the initial officers of the Surviving Corporation will be the officers of the Surviving Corporation immediately prior to the completion of the Merger.

  Conversion of Shares of TCSI Common Stock

        Pursuant to the Merger Agreement, each share of TCSI common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Rocket, the Purchaser or TCSI, or by a wholly owned subsidiary of Rocket, the Purchaser or TCSI, or by those stockholders, if any, who properly exercise dissenters' rights under Nevada law) will be converted into the right to receive $0.52, the price per share paid in the Offer in cash, without interest thereon.

  TCSI Stockholders' Meeting

        If adoption of the Merger Agreement by the stockholders of TCSI is required under applicable law in order to complete the Merger, the Merger Agreement provides that TCSI must call, give notice of and hold a meeting of the stockholders of TCSI for the purpose of voting upon the adoption of the

Merger Agreement. Under the terms of the Merger Agreement, Rocket agreed to cause all shares of TCSI common stock owned by Rocket or any subsidiary of Rocket to be voted in favor of the adoption of the Merger Agreement at the TCSI stockholder meeting.

        Notwithstanding the foregoing provisions of the Merger Agreement, if the Purchaser and Rocket, collectively, shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of TCSI common stock, the parties shall take all necessary and appropriate action to cause the merger of the Purchaser and TCSI to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of the Merger Agreement) without a stockholders meeting in accordance with Section 92A.180 of the Nevada Revised Statutes.

  Proxy Statement; Recommendation of TCSI's Board of Directors

        The Merger Agreement provides that if the adoption of the Merger Agreement by TCSI's stockholders is required by applicable law in order to complete the Merger, TCSI must prepare and file with the Securities and Exchange Commission a proxy statement for use in connection with the solicitation of proxies from TCSI's stockholders in connection with the Merger. Under the terms of the Merger Agreement, the proxy statement must contain the recommendation of TCSI's board of directors that TCSI's stockholders vote in favor of the Merger, unless the board of directors, after consultation with its independent legal counsel, determines in good faith that such action is inconsistent with its fiduciary duties to TCSI's stockholders under applicable law.

  Dissenters' Rights

        The Merger Agreement provides that shares of TCSI common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory dissenters rights in respect of such shares in accordance with Chapter 92A of the Nevada Revised Statutes will not be converted into the right to receive cash in the Merger. Instead, these stockholders will be entitled to receive payment of the fair value of their shares of TCSI common stock in accordance with Chapter 92A of the Nevada Revised Statues. Such fair value would be exclusive of any element of value arising from the completion of the Merger (unless such exclusion would be inequitable), and may be more or less than the consideration stockholders would receive in the Merger. Shares of TCSI common stock held by stockholders who fail to perfect, or otherwise withdraw or lose their dissenters' rights under Chapter 92A of the Nevada Revised Statutes, however, will be converted into the right to receive $0.52, the price per share paid in the Offer in cash, without interest thereon.

  Treatment of TCSI Options and Warrants

        The Merger Agreement provides that each outstanding option (each, a "TCSI Option"), whether vested or unvested, under the TCSI Corporation 1991 Stock Incentive Plan, the TCSI Corporation 1994 Directors Stock Option Plan and the TCSI Corporation 2001 Stock Incentive Plan, each as amended to date (the "TCSI Stock Option Plans"), shall be canceled, and in consideration for such cancellation the holder thereof shall become entitled to receive an amount in cash equal to the product of (i) the number of shares subject to the TCSI Options, whether vested or unvested, held by such holder and (ii) the excess, if any, of the merger consideration per share of TCSI common stock over the per share exercise price of each such TCSI Option.

        The Merger Agreement provides that TCSI and Rocket will use commercially reasonable efforts to provide that the issued and outstanding warrant to purchase shares of TCSI common stock (the "TCSI Warrant") shall be canceled as of the completion of the Merger in consideration for the payment to the holder of the TCSI Warrant of an amount in cash equal to the product of (a) the number of shares subject to the TCSI Warrant held by the holder and (ii) the excess (if any) of the merger consideration per share of TCSI common stock over the per share exercise price of each such TCSI Warrant.

  Representations and Warranties

        TCSI made customary representations and warranties to the Purchaser and Rocket in the Merger Agreement, including representations relating to:

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  its organization and corporate good standing, capitalization, and corporate authority

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  conflicts of the Merger Agreement, the Offer and the Merger with TCSI's charter documents, applicable laws and certain agreements

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  required filings and consents

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  compliance with law and certain agreements

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  the timeliness and accuracy of TCSI's financial statements and Securities and Exchange Commission ("SEC") filings

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  absence of certain changes

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  tax matters

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  the ownership of, rights to and condition of TCSI's assets and property

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  change of control agreements

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  litigation

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  certain contracts and commitments

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  employee benefit plans

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  labor and employment matters

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  environmental compliance and disclosure

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  intellectual property rights

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  fees payable to third parties

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  the amendment and restatement of TCSI's preferred shares rights agreement

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  major customers

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  related party transactions

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  insurance coverage

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  the applicability of certain laws to TCSI and the transactions contemplated by the Merger Agreement

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  the accuracy of disclosures

        Some of the representations are qualified by a material adverse effect clause. For purposes of the Merger Agreement, "Company Material Adverse Effect", means with respect to TCSI, any change, event or effect, shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred, is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of TCSI and its subsidiaries taken as a whole; provided, that a Company Material Adverse Effect shall not include failure by TCSI to meet analysts' earnings forecasts or estimates, changes in the market price or trading volume of TCSI's securities or any effect resulting from any change (i) in law,

GAAP or interpretations thereof that apply to TCSI or its subsidiaries, (ii) any change in general economic or business conditions, including any change due to any act of war, terrorism or threat of war or terrorism or (iii) due to the public announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement, or the consummation of such transactions.

        The Purchaser and Rocket made customary representations and warranties to TCSI in the Merger Agreement, including representations relating to:

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  their organization, corporate good standing and corporate authority

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  the business history of the Purchaser

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  conflicts of the Merger Agreement, the Offer and the Merger with their respective charter documents, applicable laws, and certain agreements

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  governmental filings or consents

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  their use of brokers in connection with the Merger Agreement

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  the availability of funds sufficient to consummate the transactions contemplated by the Merger Agreement

  Interim Conduct of Business

        The Merger Agreement provides that, except as contemplated by the Merger Agreement or as set forth in TCSI's disclosure schedule, during the period from the date of the Merger Agreement through the acceptance of shares of TCSI common stock for purchase in the Offer: (i) the business of TCSI and its subsidiaries shall be conducted only in, and TCSI and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice; (ii) TCSI and its subsidiaries shall use their reasonable best efforts to preserve intact their business organizations, keep available the services of their current officers and employees and preserve the current relationships of TCSI and its subsidiaries with customers, suppliers, distributors and other persons with which TCSI or its subsidiaries has material business relations; (iii) TCSI and its subsidiaries will comply in all material respects with all material contracts and applicable laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act of 1933, as amended, or the Exchange Act; and (iv) TCSI and its subsidiaries shall cause to be provided all notices, assurances and support required by any material contract relating to any of TCSI's intellectual property in order to ensure that no condition under such material contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by TCSI of any computer source code owned or licensed by TCSI and included among TCSI's intellectual property or (B) a release from any escrow of any of TCSI's source code that has been deposited or is required to be deposited in escrow under the terms of any material contract.

        Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement through the acceptance of shares of TCSI common stock for purchase in the Offer, neither TCSI nor any of TCSI's subsidiaries may: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends payable to TCSI by a wholly owned subsidiary, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of

TCSI common stock upon (A) the exercise of TCSI Options outstanding as of the date of the Merger Agreement and (B) the exercise of the TCSI Warrant, (v) award or grant, or authorize or propose the award or grant of any TCSI Options; (vi) modify or adjust any outstanding options or other rights to acquire shares of TCSI common stock (including the acceleration of any vesting schedule not otherwise provided for in any TCSI Stock Option Plans) or (vii) take any action that would, or could reasonably be expected to, result in any of the closing conditions not being satisfied; (viii) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ix) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person or mortgage or pledge any of its assets or properties, other than in connection with (A) existing lines of credit or (B) leasing contracts entered into in the ordinary course of business; (x) make any loans or advances to, or investments in (other than as described in the SEC reports and consistent with past practice), any other person other than loans or advances between any of TCSI's subsidiaries or between TCSI and any of its subsidiaries and other than advances of ordinary business expenses or to employees in the ordinary course of business consistent with past practice in principal amounts of not more than $10,000; (xi) merge or consolidate with any other entity in any transaction, or sell any business or assets other than in the ordinary course of business consistent with past practices; (xii) change its accounting policies except as required by GAAP or applicable law; (xiii) make any change in employment terms for any of its directors or officers, except as expressly provided in the Merger Agreement; (xiv) alter, amend or create any obligations with respect to compensation, severance, loans, deferred compensation, benefits, change-of-control payments or any other payments to employees, directors or affiliates of TCSI or its subsidiaries or enter into any new, or amend any existing, employment agreements, except (A) as required by applicable law, (B) severance agreements for non-executive officers containing terms consistent with TCSI's policies and practices as of the date hereof or (C) which will not result in material costs to TCSI; (xv) make any change to TCSI's employee benefit plans, except (A) as required by applicable law, (B) renewals and adjustments made in the ordinary course of business and consistent with past practices or (C) which will not result in material costs to TCSI; (xvi) amend or cancel or agree to the amendment or cancellation of any material contract; (xvii) pay, loan or advance any amount, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants (other than the payment of regular compensation, regular directors' fees or reimbursement of reasonable expenses in the ordinary course of business, consistent with past practice) or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xviii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, (xix) make any tax election or settle or compromise any tax liability of more than $100,000 except as required by law; or (xx) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate; (xxi) dispose of or permit to lapse any rights to the use of any of TCSI's intellectual property, or dispose of or disclose to any person other than representatives of Rocket any of TCSI's intellectual property not theretofore a matter of public knowledge; (xxii) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without reasonable advance notice to Rocket; (xxiii) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of TCSI to compete with or conduct any business or line of business; (xxiv) except in each case in the ordinary course of business consistent with past practice or with the prior written consent of Rocket (which shall not be unreasonably withheld or delayed), discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts existing on the date hereof or thereafter entered into in the ordinary course of business, and commitments under leases existing on the date hereof or thereafter incurred in the ordinary course of business; or (xxv) permit or cause any subsidiary of TCSI to do or agree to do any of the foregoing.

        In connection with the continued operation of TCSI and its subsidiaries between the date of the Merger Agreement and the "Effective Time" (which the Merger Agreement defines as such time as the plan of merger pursuant to Section 92A.200 of the Nevada Revised Statutes is duly filed with the Secretary of State of the State of Nevada, or such other time as TCSI, Rocket and the Purchaser agree shall be specified in such plan of merger) or the termination of the Merger Agreement, TCSI will confer in good faith on a regular and frequent basis with one or more representatives of Rocket designated to TCSI regarding operational matters and the general status of ongoing operations promptly and will notify Rocket of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

  Non-Solicitation Provisions; Board Recommendation

        Except as expressly permitted by the Merger Agreement, neither the board of directors of TCSI nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to Rocket or the Purchaser, the approval or recommendation of such board of directors or such committee of the Merger or the Merger Agreement (and the recommendation that TCSI stockholders tender their shares of TCSI common stock pursuant to the Offer), (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving a Competing Acquisition Proposal (as defined below) or (iii) cause TCSI to enter into any letter of intent, agreement in principle, acquisition agreement, memorandum of understanding or other similar agreement or understanding (each, an "Acquisition Agreement") related to or with respect to any Competing Acquisition Proposal. Notwithstanding the foregoing, if (A) the board of directors of TCSI determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with the solicitation provisions of the Merger Agreement and based upon advice from independent outside legal counsel with respect to its fiduciary duties to TCSI's stockholders under applicable law, that such action is required for the board of directors of TCSI to act in a manner consistent with its fiduciary obligations to TCSI Stockholders under applicable law or (B) the board of directors of TCSI determines in good faith based upon advice from independent legal outside counsel with respect to its fiduciary obligations to TCSI's stockholders under law, that such action is required for the board of directors to act in a manner consistent with its fiduciary duties to TCSI's stockholders under applicable law, the board of directors of TCSI may (subject to this and the following sentences) inform its stockholders that it no longer believes the Merger is advisable and no longer recommends its approval (a "Subsequent Adverse Determination"), but only at a time that is after the second business day following Rocket's receipt of written notice advising Rocket that the board of directors of TCSI intends to make a Subsequent Adverse Determination. Such written notice shall specify the material terms and conditions of any Superior Proposal (and include a copy thereof with all accompanying documentation) or other basis for the Subsequent Adverse Determination, identify the person making any Superior Proposal, and state that the board of directors of TCSI intends to make a Subsequent Adverse Determination. During such two-business-day period, TCSI shall provide a full opportunity for Rocket to propose such adjustments to the terms and conditions of the Merger Agreement as would enable TCSI to proceed with its recommendation to TCSI Stockholders without a Subsequent Adverse Determination. For purposes of the Merger Agreement, "Competing Acquisition Proposal" means any proposal from a third party with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving TCSI or any subsidiary, or any purchase, exchange, securitization, pledge or other acquisition of all or any substantial portion of the assets of TCSI or any subsidiary, including, without limitation, any license, lease or other disposition of all or a the substantial portion of TCSI's intellectual property rights (other than in the ordinary course of business) or any purchase or other acquisition of any equity interest in TCSI or any subsidiary. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, business combination or similar transaction involving TCSI or any subsidiary, or any purchase or other acquisition of 70% or more of the assets of TCSI and its subsidiaries, taken as a whole, or any purchase or other acquisition of more than 50% of the equity interests in TCSI, in each case, which (x) has no financing contingency and (y) the independent financial advisor of TCSI advises the board of directors of TCSI that such proposal is more favorable to TCSI's stockholders than the Merger from a financial point of view taking into account any proposed changes to the Merger Agreement that may be proposed by Rocket in response to such proposal.

        TCSI shall not, nor shall it authorize or permit any of its subsidiaries or representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Competing Acquisition Proposal or (ii) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any Acquisition Agreement with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal. Notwithstanding the foregoing, TCSI's board of directors may furnish information to, or enter into or participate in discussions or negotiations with, any person or entity that makes an unsolicited Competing Acquisition Proposal which did not result from a breach of the Merger Agreement only if, and only to the extent that, (A) TCSI's board of directors, based upon advice from independent outside legal counsel and financial advisors, determines in good faith that such action could lead to a proposal that Superior Proposal or is otherwise required for the board of directors of TCSI to comply with its fiduciary obligations to TCSI Stockholders under applicable Nevada law, (B) prior to taking such action, TCSI receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and including standstill provisions no less favorable to TCSI than those contained in the Confidentiality Agreement and (C) the board of directors of TCSI concludes in good faith that the Competing Acquisition Proposal could reasonably be expected to lead to a Superior Proposal. TCSI shall provide prompt oral and written notice (in any event within 24 hours) to Rocket of (a) the receipt of any such Competing Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Competing Acquisition Proposal, (b) the material terms and conditions of such Competing Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Competing Acquisition Proposal or inquiry and (d) TCSI's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. TCSI shall continue to keep Rocket fully informed of the status and details of any such Competing Acquisition Proposal or inquiry.

        Nothing contained in the Merger Agreement shall prohibit TCSI from referring a third party to the provisions in the Merger Agreement governing Competing Acquisition Proposals, complying with Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to TCSI's shareholders if, in the good faith judgment of the board of directors of TCSI, based on advice from its outside counsel, failure so to disclose would violate applicable law; provided, however, that, except as expressly provided in the Merger Agreement, neither TCSI nor its board of directors nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger Agreement or in connection with the Offer or the Merger, or approve or recommend, or propose to approve or recommend, a Competing Acquisition Proposal.

  Reasonable Efforts

        Subject to the other provisions of the Merger Agreement, each of TCSI, Rocket and the Purchaser agree to use its commercially reasonable, good faith efforts to perform its obligations set forth in the Merger Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all required consents and regulatory approvals and to satisfy all conditions to their respective obligations under the Merger Agreement and to cause the transactions contemplated in the Merger Agreement to be effected on or prior to February 14, 2003, in accordance with the terms of the Merger Agreement and to cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under the Merger Agreement.

        Each of TCSI, Rocket and the Purchaser agree to promptly make their respective filings and submissions and use its commercially reasonable, good faith efforts to take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any governmental entity with jurisdiction over the transactions contemplated by the Merger Agreement. Each of TCSI, Rocket and the Purchaser agree to furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement.

        TCSI will use its commercially reasonable, good faith efforts to give any notices to third parties and use its commercially reasonable, good faith efforts (in consultation with Rocket) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, (ii) disclosed or required to be disclosed in the disclosure letter to the Merger Agreement, (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by the Merger Agreement or (iv) required to prevent a Company Material Adverse Effect whether prior to or after the Effective Date.

  Employee Benefit Matters

        Pursuant to the Merger Agreement, Rocket has agreed that all employees of TCSI who continue employment with Rocket, the Surviving Corporation or any subsidiary thereof after the Effective Time (the "Continuing Employees") shall be provided employment terms and conditions substantially as favorable as provided by TCSI as of the Effective Time with respect to wages and salaries; provided, that TCSI shall not have otherwise breached the Merger Agreement terms with respect to increases in wages and salaries, and further subject to routine employment evaluations consistent with Rocket's past practice. Rocket has agreed that the Continuing Employees shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, that (i) the employment of each of the Continuing Employees shall be "at will" employment, (ii) nothing the Merger Agreement shall limit the right of Rocket or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (iii) if Rocket or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period) the Continuing Employees shall be eligible to participate in Rocket's health and welfare benefit plans, or the Surviving Corporation's successor health and welfare benefit plan, to substantially the same extent as similarly situated employees of Rocket. Nothing in the Merger Agreement shall be construed to create a right in any of the Continuing Employees or other person to employment with Rocket, the Surviving Corporation or any other subsidiary of Rocket.

        As of the Effective Time and for period of at least one year after the Closing Date, Rocket has agreed that it shall, or shall cause the Surviving Corporation to, establish and maintain compensation and benefit plans and arrangements for Continuing Employees that, in the aggregate, are no less favorable than those currently provided by TCSI to the Continuing Employees as of the Effective Time

(excluding any stock options or other stock-based compensation), except as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time). Rocket has agreed that it shall, or shall cause the Surviving Corporation to, treat Continuing Employees no less favorably than employees of Rocket who are in comparable positions and at comparable locations and shall give each Continuing Employee past service credit under its compensation and benefit plans and arrangements and for all employee benefits purposes for service with TCSI prior to the Effective Time as if such service had been with Rocket. Rocket has agreed to honor, or cause the Surviving Corporation to honor, in accordance with their terms and bear any cost associated with (i) all employee benefit obligations to current and former employees of TCSI accrued as of the Effective Time and (ii) all employee severance plans in existence as of the date hereof. Rocket has agreed to, or cause the Surviving Corporation to, (A) provide coverage for the Continuing Employees as of the Effective Time either under its medical, dental, and health plans or under other comparable plans or arrangements; (B) exercise commercially reasonable, good faith efforts to secure the waiver of any preexisting condition limitations, waiting periods or actively-at-work requirements imposed by such plans such that Continuing Employees will be immediately covered by such plans as of the Effective Time; and (C) exercise commercially reasonable, good faith efforts to cause such plans to honor any expenses incurred by the Continuing Employees and their beneficiaries under similar plans of Rocket during the portion of the calendar year in which the Effective Time occurs for the purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. Rocket has agreed that the Surviving Corporation shall be responsible for providing all legally mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) which occurs at any time on or after the Effective Time. Nothing herein described is intended create any employment obligation other than as employees at will who may be terminated with or without cause.

  Directors' and Officers' Indemnification and Insurance

        The Merger Agreement provides that, for six (6) years from and after the Effective Time, Rocket will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of TCSI and of its subsidiaries (the "Indemnified Persons") for acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified by TCSI pursuant to its Articles of Incorporation or Bylaws or agreements in effect on November 12, 2002.

        Rocket has agreed to cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a "tail" policy of directors' and officers' liability insurance covering the period of time from the Effective Time until up to the third anniversary of the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend more than $320,000 for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than $320,000, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment $320,000.

        Rocket has agreed that if the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations described above.

  Conditions to the Merger

        Conditions to the Obligation of Each Party.    The respective obligations of Rocket, the Purchaser and TCSI to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a)  the Purchaser shall have previously accepted for payment and paid for shares of TCSI common stock pursuant to the Offer, except that neither Rocket, the Purchaser nor TCSI shall be entitled to invoke this condition if it shall have been the cause of the failure of the Purchaser to purchase shares of TCSI common stock pursuant to the Offer in breach of its obligations under the Merger Agreement;

          (b)  the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of TCSI's stockholders as required by the Nevada Revised Statutes, and TCSI's Articles of Incorporation and Bylaws;

          (c)  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, that any party invoking this condition shall have used all commercially reasonable efforts to have any such order or injunction vacated; and

          (d)  all actions by or in respect of or filings with any governmental entity required to permit the consummation of the Merger shall have been obtained or made.

        Conditions to Obligations of Rocket and the Purchaser to Effect the Merger.    The obligations of Rocket and the Purchaser to effect the Merger are further subject to satisfaction or waiver by Rocket or the Purchaser at or prior to the Effective Time of the following conditions:

          (a)  the representations and warranties of TCSI in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date);

          (b)  the representations and warranties of TCSI in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date);

          (c)  TCSI shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under the Merger Agreement;

          (d)  there shall not have occurred and be continuing a Company Material Adverse Effect;

          (e)  TCSI shall have delivered to Rocket and the Purchaser a certificate to the effect that each of the conditions specified in the immediately preceding paragraphs (a), (b), (c) and (d) is satisfied in all respects; and

          (f)    TCSI shall have furnished Rocket and the Purchaser with the following: (i) a certificate of its Secretary or Assistant Secretary as to (i) TCSI's Bylaws, (ii) all resolutions of the board of directors of TCSI and TCSI's stockholders relating to the Merger Agreement and (iii) incumbency of any officers signing the Merger Agreement and any other documents in connection herewith on its behalf; (ii) a copy of TCSI's Articles of Incorporation, certified by the Secretary of State of the State of Nevada and dated within a recent date prior to the Effective Date and a copy of each of TCSI's subsidiaries' respective articles of incorporation or similar document, as the case may be, certified by the Secretary of State or other appropriate official of the jurisdiction of organization or incorporation of such entity, each dated within a recent date prior to the Effective Date; (iii) a certificate of legal existence and good standing for each of TCSI and its subsidiaries from the Secretary of State or other appropriate official of the jurisdiction of organization or incorporation of such entity, each dated within a recent date prior to the Effective Date; and (iv) such other certificates, documents and instruments as may be necessary to effect the intent of the Merger Agreement or consummate the transactions contemplated hereby.

        Conditions to Obligations of TCSI to Effect the Merger.    The obligations of TCSI to effect the Merger are further subject to satisfaction or waiver by TCSI at or prior to the Effective Time of the following conditions:

          (a)  the representations and warranties of Rocket and the Purchaser in the Merger Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date);

          (b)  the representations and warranties of Rocket and the Purchaser in the Merger Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date);

          (c)  Rocket and the Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement; and

          (d)  Rocket and the Purchaser shall have delivered to TCSI a certificate to the effect that each of the conditions listed in the immediately preceding paragraphs (a), (b) and (c) is satisfied in all respects.

  Termination of the Merger Agreement; Termination Fee

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by TCSI's stockholders:

          (a)  By mutual written consent of duly authorized representatives of Rocket and TCSI;

          (b)  By any of Rocket, the Purchaser or TCSI if any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, except if the party relying on such order, decree or ruling or other action has not complied with certain obligations under the Merger Agreement;

          (c)  By any of Rocket, the Purchaser or TCSI if (i) as a result of the failure of any of the conditions of the Offer, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any shares of TCSI common stock pursuant to the Offer within the time period for acceptance specified by the Merger Agreement or (ii) the Purchaser shall not have accepted for payment any shares of TCSI common stock pursuant to the Offer by January 10, 2003 (the "Termination Date"), provided, that the right to terminate the Merger Agreement hereunder shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

          (d)  By Rocket or the Purchaser if the board of directors of TCSI (i) causes TCSI to enter into any Acquisition Agreement with respect to a Competing Acquisition Proposal, (ii) shall have made a Subsequent Adverse Determination, (iii) shall have endorsed, approved or recommended any Competing Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

          (e)  By any of TCSI, Rocket or the Purchaser, if the Merger Agreement and the Merger shall fail to be approved and adopted by TCSI's stockholders at a duly held stockholders meeting or at any adjournment or postponement thereof, provided, that neither Rocket nor the Purchaser may terminate the Merger Agreement for this reason if the shares of TCSI common stock it is entitled to vote (whether by ownership, proxy or otherwise) shall not have been voted in favor of the Merger Agreement and the Merger;

          (f)    By Rocket or the Purchaser, if (i) any of the conditions to their obligations to effect the Merger shall have become incapable of fulfillment and shall not have been waived by Rocket and the Purchaser or (ii) TCSI shall breach in any material respect any of its representations, warranties, covenants or other obligations under the Merger Agreement and, prior to the Termination Date, such breach shall not have been cured in all material respects or waived by Rocket or the Purchaser and TCSI shall not have provided reasonable assurance to Rocket and the Purchaser that such breach will be cured in all material respects on or before the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, any update of or modification to disclosure letter thereto made or purported to have been made after the date of the Merger Agreement shall be disregarded);

          (g)  By Rocket or the Purchaser, prior to the purchase of shares of TCSI common stock pursuant to the Offer, in the event of a breach by TCSI of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a certain closing conditions and (ii) cannot be or has not been cured within 30 days after the giving of written notice to TCSI;

          (h)  By TCSI, if the Offer has not been commenced by the Rocket or the Purchaser on or prior to 15 business days following the date of the initial public announcement of the Offer, provided, that TCSI may not terminate the Merger Agreement for this reason if TCSI is in material breach of the Merger Agreement;

          (i)    By TCSI, if (i) any of the conditions to its obligations to effect the Merger shall have become incapable of fulfillment and shall not have been waived by TCSI or (ii) Rocket or the Purchaser shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, prior to the Termination Date, such breach shall not have been cured in all material respects or waived by TCSI and Rocket or the Purchaser, as the case may be, shall not have provided reasonable assurance to TCSI that such breach will be cured in all material respects on or before the Effective Time, except where such failure does not have a material adverse effect on the ability of Rocket of the Purchaser to consummate the Offer or the Merger; or

          (j)    by TCSI if, prior to the Effective Time, in response to a bona fide unsolicited proposal with respect to a Competing Acquisition Proposal, the Board of Directors of TCSI determines in good faith that such proposal could reasonably be expected to lead to a Superior Proposal; provided, that TCSI gives Rocket at least two business days prior written notice of TCSI's intention to terminate the Merger Agreement, during which period, TCSI if requested by Rocket engages in good faith negotiations with Rocket with respect to such changes as Rocket may propose to the terms of the Merger Agreement.

        Additionally, in the event of the termination of the Merger Agreement, TCSI shall pay Rocket a fee of $500,000 in cash (the "Fee") if: (i) TCSI terminates the Merger Agreement pursuant to paragraph (j) above or Rocket terminates the Merger Agreement pursuant to paragraph (d)(i) above; or (ii) (A) Rocket or the Purchaser terminates the Merger Agreement pursuant to subparagraphs (d)(ii), (iii) or (iv) above and (B) a Competing Acquisition Proposal that was announced publicly prior to termination of the Merger Agreement is consummated within one year of the date of termination of the Merger Agreement. Notwithstanding anything to the contrary set forth in the Merger Agreement, if TCSI fails promptly to pay to Rocket any amounts due under this paragraph, TCSI shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid. The Fee shall be paid within three business days after termination in the case of termination pursuant to clause (i) of this paragraph, or one business day after the consummation of the Competing Acquisition Proposal which gives rise to the obligation to make such payment in the case of clause (ii) of this paragraph.

  Fees and Expenses

        The Merger Agreement provides that, except for the Fee and related costs and expenses described above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party or parties, as applicable, incurring such expenses.

  Procedure for Amendment, Extension or Waiver

        The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of TCSI, Rocket and the Purchaser; provided, that after approval of the Merger by TCSI's stockholders, no amendment may be made without the further approval of TCSI's stockholders if the effect of such amendment would be to reduce the merger consideration or change the form thereof, and no amendment may be made to the provisions of the Merger Agreement regarding the continued indemnification of directors and officers without the consent of the third party beneficiaries of such provisions.

        At any time prior to the Effective Time, whether before or after the meeting of TCSI's stockholders, any party to the Merger Agreement, by action taken by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party thereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13.  Certain Conditions to the Offer

        The Merger Agreement provides that notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or pay for any shares to TCSI common stock, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including

Rule 14e-1(c) under the Exchange Act, the payment for, any tendered shares of TCSI common stock, and may terminate or amend the Offer as to any shares of TCSI common stock not then paid for, if:

        (1)  at or prior to the expiration date of the Offer, the number of shares of TCSI common stock validly tendered and not withdrawn, together with any shares of TCSI common stock then owned by Rocket or the Purchaser, shall not satisfy the Minimum Condition or, if applicable pursuant to the provisions of the Merger Agreement, the Revised Minimum Number; or

        (2)  at any time prior to acceptance for payment of shares of TCSI common stock pursuant to the Offer, any of the following events or conditions shall occur or exist:

          (a)  there shall have been instituted or be pending any action or proceeding by any governmental entity: (i) challenging or seeking to permanently restrain, enjoin or otherwise prohibit the Offer or the Merger; (ii) seeking to materially restrain or prohibit Rocket's or the Purchaser's full rights of ownership or operation of any material portion of the business or assets of TCSI, or to compel Rocket or the Purchaser to dispose of or hold separate all or any portion of the business or assets of TCSI; (iii) seeking to impose material limitations on the ability of Rocket or the Purchaser effectively to exercise rights of ownership of the shares of TCSI common stock acquired pursuant to the Offer and the Merger, including, without limitation, the right to vote any shares of TCSI common stock acquired or owned by Rocket or the Purchaser on all matters properly presented to TCSI's stockholders; (iv) seeking to require divestiture by Rocket or the Purchaser of any shares of TCSI common stock or (v) imposing a waiting period (such as under any applicable antitrust or competition law or regulation), or requiring any permission, that has not expired or been terminated or has otherwise not been obtained or satisfied; or

          (b)  there shall have been enacted, enforced, promulgated or deemed applicable to the Offer or the Merger by any governmental entity any statute, rule, regulation judgment, order or injunction that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

          (c)  an event shall have occurred that has had or could reasonably be expected to have a Company Material Adverse Effect;

          (d)  the board of directors of TCSI (i) causes TCSI to enter into any Acquisition Agreement with respect to a Competing Acquisition Proposal, (ii) shall have made a Subsequent Adverse Determination, (iii) shall have endorsed, approved or recommended any Competing Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

          (e)  TCSI shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, which breach or failure to perform, if capable of being cured, continues for more than 30 days after the giving of written notice to TCSI;

          (f)    the representations and warranties of TCSI in the Merger Agreement that are qualified by materiality shall not be true and correct in any respect as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date), and the representations and warranties of TCSI in the Merger Agreement that are not qualified by materiality shall not be true and correct in any material respect as of the date of the Merger Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date); or

          (g)  the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

        The foregoing conditions are for the sole benefit of Rocket and the Purchaser and subject to the terms and conditions of the Merger Agreement, may be asserted or waived by Rocket or the Purchaser, regardless of the circumstances giving rise to any such condition, in whole or in part at any time and from time to time in their sole discretion. The failure by Rocket or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

        If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of TCSI common stock will be promptly returned to the tendering stockholders.

14.  Certain Legal Matters

        Except as described in this Section 14, based on information provided by TCSI, none of TCSI, the Purchaser or Rocket is aware of any license or regulatory permit that appears to be material to the business of TCSI that might be adversely affected by the Purchaser's acquisition of shares of TCSI common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of TCSI common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Rocket presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes". While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of TCSI common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to TCSI's business or that certain parts of TCSI's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of TCSI common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Statutes

        A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. TCSI, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

        In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court located in the State of Florida held in a case named Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of the State of Florida.

  Antitrust

        United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The Offer and the Merger are not subject to the filing and waiting period requirements of the HSR Act.

        Notwithstanding the foregoing, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of shares of TCSI common stock in the Offer and the Merger. At any time before the Purchaser's acquisition of shares of TCSI common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser's acquisition of shares of TCSI common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of TCSI common stock acquired by the Purchaser, or the divestiture of substantial assets of Rocket or its subsidiaries. At any time after the Purchaser's acquisition of shares of TCSI common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of TCSI common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Rocket or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of TCSI common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        Foreign Antitrust Law.    The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. The Purchaser, Rocket and TCSI are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

  Federal Reserve Board Regulations

        Regulations G, U and X of the Federal Reserve Board (the "Margin Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares of TCSI common stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured to be in full compliance with the margin regulations.

15.  Fees and Expenses

        The Purchaser and Rocket have retained Georgeson Shareholder Communications Inc. to act as the Information Agent for the Offer, and Equiserve Trust Company, N.A. to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities and expenses under United States federal securities laws.

        The Information Agent may contact holders of TCSI common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of TCSI common stock.

        Neither the Purchaser nor Rocket will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a licensed broker or dealer to a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of TCSI common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of TCSI common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Rocket is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Rocket becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of TCSI common stock prior to the expiration of the Offer.

        No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Rocket that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser and Rocket have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, TCSI has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning TCSI) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

ROCKET ACQUISITION SUB, INC.
November 19, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PURCHASER AND ROCKET

1.    Directors and Executive Officers of the Purchaser

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Rocket Acquisition Sub, Inc., c/o Rocket Software, Inc., 2 Apple Hill Drive, Natick, Massachusetts 01760. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Johan Magnusson, Sole Director, President, Secretary and Treasurer	Mr. Magnusson has served as the Chief Operating Officer of Rocket Software since January 1999 and has served as a member of the Board of Directors of Rocket Software since 1990. From February 1998 to present, Mr. Magnusson has been a member partner of a private investment limited partnership, Fallen Angel Equity Fund, located at 125 Half Mile Road, Suite 202, Redbank, New Jersey 07701. From January 1994 to December 1996, Mr. Magnusson was a partner with the Vitol Group of Companies, a privately held Swiss commodities trading partnership, located at Bowater House, 68 Knightsbridge, London SW1X 7LT, United Kingdom. Mr. Magnusson is a citizen of Sweden.

2.    Directors and Executive Officers of Rocket

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Rocket are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Rocket Software, Inc., 2 Apple Hill Drive, Natick, Massachusetts 01760. All directors and officers listed below are citizens of the United States except as indicated.

Name and Position	Present Principal Occupation or Employment and Employment History
Andrew Youniss, Director, Chief Executive Officer, President, Treasurer, and Clerk	Mr. Youniss is the President and Chief Executive Officer and a member of the Board of Directors of Rocket Software and has served in those capacities since 1990. Prior to founding Rocket Software, he was the Development Manager for DB View, Inc., a software company specializing in DB2 database utilities.
Johan Magnusson, Director, Chief Operating Officer and Vice President	(See above)

S-1

Matthew Kelley, Director, and Chief Technology Officer
Mr. Kelley joined Rocket shortly after its founding in 1990 and has been responsible for software development for its business intelligence products. He served as the Chief Technology Officer of Rocket from January 1996 to March 2000. From March through December of 2000, Mr. Kelley was Vice President, Research and Development of Peritus Software Services Inc. Mr. Kelley returned to Rocket on January 1, 2001 and serves as its Chief Technology Officer. Prior to 1990, Mr. Kelley worked in software development for Bolt, Beranek and Newman, a network software company.
Michael Beasley, Director
Mr. Beasley has been President of Beasley Consulting Inc. since April 2001, performing as CEO on a temporary basis, strategy consulting and business development for software companies. From 1992 until April 2001, Mr. Beasley served as CEO of Icing Software, an independent business unit of IBM Software. Mr. Beasley initiated Icing's formation in 1992, and was appointed its Chief Operating Officer. Mr. Beasley joined IBM in 1971 and his career centered on software and hardware engineering management.

S-2

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of TCSI common stock and any other required documents should be sent or delivered by each stockholder of TCSI or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

EQUISERVE TRUST COMPANY, N.A.

BY MAIL: EquiServe Trust Corporate Actions Post Office Box 43014 Providence, RI 02940-3014	BY FACSIMILE TRANSMISSION: (For Eligible Institutions Only) (781) 575-2901 CONFIRM FACSIMILE BY TELEPHONE: (781) 575-3120 (For Confirmation Only)	BY HAND: Securities Transfer and Reporting c/o EquiServe Trust 100 Williams Street, Galleria New York, NY 10038
BY OVERNIGHT COURIER: EquiServeTrust Attn: Corporate Actions 150 Royall Street Canton, MA 02021

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street
New York, New York 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 357-0560

QuickLinks

Offer to Purchase for Cash All Outstanding Shares of Common Stock of TCSI Corporation by Rocket Acquisition Sub, Inc., a wholly owned subsidiary of Rocket Software, Inc. at $0.52 Net Per Share
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND ROCKET